                                                                      EXHIBIT 12

               TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                       YEARS ENDED DECEMBER 31,
                             ----------------------------------------------
                               1994     1993     1992     1991       1990
                             -------- -------- -------- ---------  --------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Fixed charges
  Interest and debt expense. $485,643 $414,556 $459,518 $ 514,230  $620,626
  One-third of rent expense.   22,398   18,266   20,095    20,966    22,460
                             -------- -------- -------- ---------  --------
    Total................... $508,041 $432,822 $479,613 $ 535,196  $643,086
                             ======== ======== ======== =========  ========
Earnings:
  Income (loss) from con-
   tinuing operations before
   income taxes, extraordi-
   nary loss on early extin-
   guishment of debt in 1993
   and cumulative effect of
   change in accounting for
   post employment benefits
   other than pensions in
   1991..................... $313,793 $218,238 $283,724 $(123,599) $181,104
  Fixed charges.............  508,041  432,822  479,613   535,196   643,086
                             -------- -------- -------- ---------  --------
    Total................... $821,834 $651,060 $763,337 $ 411,597  $824,190
                             ======== ======== ======== =========  ========
Ratio of earnings to fixed
 charges....................     1.62     1.50     1.59      0.77      1.28
                             ======== ======== ======== =========  ========
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